Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-126894, 333-106198 and 333-97685 on Form S-8 of our report, dated March 31, 2008, which report expressed an unqualified opinion and a statement that we have not expressed an opinion on Management’s Report on Internal Control over Financial Reporting, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Alliance Bancshares California for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP

Pasadena, California
March 31, 2008